Exhibit 1.01

INTERNATIONAL BUSINESS MACHINES CORPORATION

Conflict Minerals Report

For the reporting period from January 1, 2024 through December 31, 2024

This Conflict Minerals Report (Report) of International Business Machines Corporation (IBM) has been prepared pursuant to Rule 13p-1 and Form SD (collectively, the Rule) promulgated under the Securities Exchange Act of 1934, as amended, for the period from January 1, 2024, through December 31, 2024 (Reporting Period).

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products, and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are columbite-tantalite (coltan), cassiterite, and wolframite, including their derivatives, which are limited to tantalum, tin, tungsten, and gold (collectively, Conflict Minerals or 3TG).

1.	Design of IBM’s Responsible Minerals Program

IBM’s Responsible Minerals Program, which includes IBM’s Conflict Minerals Initiative, and Cobalt and Mica Initiative, is run by full-time, experienced supply chain professionals within IBM’s Global Procurement organization. This team reports to IBM’s Chief Procurement Officer, who has responsibility for IBM’s external supply base in support of products listed in this report. IBM is highly committed to sourcing 3TG and other minerals responsibly. In support of its established goals, IBM continues work to optimize the Responsible Minerals supply chain and evolves practices through collaboration with companies, smelters and refiners, and industry groups.

2.	Description of IBM’s Products

This report covers products: (i) for which conflict minerals are necessary to the functionality or production of that product; (ii) that were manufactured or contracted to be manufactured by IBM; and (iii) for which manufacturing was completed during the reporting period. Products from IBM that are subject to these conditions are part of our Infrastructure business. This business provides trusted and secure solutions and platforms for hybrid cloud. The following categories of products were manufactured or contracted to be manufactured by IBM in 2024:

—	IBM Z: the premier transaction processing platform with leading security, resilience and scale, highly optimized for mission-critical, high-volume transaction workloads and enabled for enterprise AI and hybrid cloud. It includes IBM Z and LinuxONE, with a range of high-performance systems designed to address enterprise computing capacity, security and performance needs, z/OS, a security-rich, high-performance enterprise operating system, as well as Linux and other operating systems,

—	Distributed Infrastructure: includes Power, Storage and IBM Cloud Infrastructure-as-a-Service (IaaS). Power consists of high performance servers, designed and engineered for data intensive and AI-enabled workloads and optimized for hybrid cloud and Linux. The Storage portfolio consists of a broad range of storage hardware and software-defined offerings, including Z-attach and distributed flash, tape solutions, software-defined storage controllers, data protection software and network-attach storage. IBM Cloud IaaS is built on enterprise-grade hardware with leading security and compliance capabilities and offers flexible computing options across architectures to meet client workload needs.

3.	Reasonable Country of Origin Inquiry

IBM conducted a good faith reasonable country of origin inquiry regarding 3TG. This inquiry was designed to determine whether any of the 3TG originated in Conflict Affected and High-Risk Areas (CAHRA) as outlined in Section 1502 of the Dodd Frank Act, i.e., the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, or Angola (collectively Covered Countries), and whether any of the 3TG may be from recycled or scrap sources.

4.	IBM’s Conflict Minerals Due Diligence Design

IBM’s due diligence measures for 3TG conforms in all applicable respects to the framework outlined in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from CAHRAs, including Annex II and the related supplements pertaining to downstream companies.

IBM is not a direct purchaser of ore or unrefined minerals; it is several tiers “downstream” from the smelters or refiners (SORs) of such minerals. SORs are at a point in the supply chain where ore, concentrates, and/or scrap material are converted to metal. IBM, like many downstream companies, does not have direct business relationships with SORs or visibility to the extraction and movement of 3TG between SORs and upstream entities. This position increases the difficulty of determining the origin of the 3TG in IBM products and, as a result, IBM relies on established industry processes and information provided by its in-scope direct suppliers.

5.	Description of Due Diligence Measures Performed

IBM upholds a high standard of due diligence to meet legal requirements and internationally accepted standards, with the ultimate goal of establishing and maintaining a responsible supply chain for 3TG. IBM aligns its Responsible Minerals Policy with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from CAHRAs. As a member of the Responsible Minerals Initiative (RMI) our due diligence process utilizes RMI resources including the Conflict Minerals Reporting Template (CMRT) and the Responsible Minerals Assurance Process (RMAP), augmented by the London Bullion Market Association (LBMA), the Responsible Jewellery Council Chain of Custody Standard (RJC CoC), and the Tungsten Industry – Conflict Minerals Council (TI-CMC). The RMAP, LBMA, RJC CoC, and TI-CMC use independent third-party audits to identify SORs that have systems in place to ensure focus minerals are sourced responsibly. RMAP, LBMA, RJC CoC, and TI-CMC are recognized by the industry as third-party validation schemes.

Below is a description of the due diligence measures performed by IBM for the Reporting Period, based on the OECD Guidance:

OECD Step 1: Establish strong company management systems

—	Positioned the IBM Responsible Minerals team within IBM’s Global Procurement organization to execute IBM's 3TG Program.

—	Established the IBM Responsible Minerals team reporting line to IBM’s Chief Procurement Officer and reviewed the report with IBM’s Senior Vice President of Infrastructure. During the year, we reported to IBM’s Global Procurement management on topics such as CMRT collection efforts, in-scope supplier progress, SOR risk mitigation, and driving identified SORs toward RMAP, LBMA, RJC CoC, or TI-CMC engagement.

—	Implemented IBM’s Responsible Minerals Policy to include 3TG from the Covered Countries and CAHRAs. This policy outlines IBM’s dedication to ethical and responsible minerals sourcing, which is consistent with the OECD's due diligence guidance. This policy also emphasizes IBM’s expectations with its hardware suppliers for sourcing minerals ethically and responsibly. Our policy is publicly available and can be found at https://www.ibm.com/procurement/responsible-minerals.

—	Engaged with in-scope suppliers to facilitate the realization of the objectives outlined within IBM's Responsible Minerals Policy.

—	Utilized a well-established communication portal for both internal and external stakeholders to report concerns about 3TG, directing them to the independent Ombudsman Office of IBM for resolution at: https://www.ibm.com/procurement/ombudsman-information.

—	Included Responsible Minerals requirements in standard contract templates: IBM requires all hardware suppliers to sign a contract agreement to only source minerals responsibly, in alignment with IBM’s Responsible Minerals Policy.

OECD Step 2: Identify and assess risks in the supply chain

—	Requested IBM’s in-scope suppliers to survey their upstream suppliers once per year to identify SORs and related 3TG information through the RMI CMRT.

—	Oversaw the aggregation of supplier CMRTs and conducted comprehensive evaluations of the data contained within, aligning with IBM's stringent validation criteria, and adhering to the guidelines outlined by the OECD.

—	Used curated data from RMI, supplemented by research, to determine the potential provenance of 3TG present in IBM products, particularly scrutinizing any trace of origin from the designated Covered Countries and CAHRAs.

—	Validated SORs status to confirm compliance with either RMAP, LBMA, RJC CoC, and/or TI-CMC standards.

OECD Step 3: Design and implement a strategy to respond to identified risks

—	Collaborated closely with suppliers to achieve conformance or to transition away from using the non-conformant SOR within IBM's supply chain in situations where a SOR was identified that had not been validated as conformant or active by a recognized third-party assessment scheme.

—	Remained focused on the Conflict Minerals discourse and advancements by engaging in the RMI, ensuring a comprehensive understanding of pertinent issues and evolving trends in the field.

OECD Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

—	Supported RMI’s RMAP accreditation of SORs engaged in Responsible Minerals to build a global network of validated sources of material meeting the needs of IBM’s Responsible Minerals Policy since its inception. With the backing of over 500 members in RMI, the network of conformant SORs (RMAP or an equivalent independent assessment program) has grown considerably, allowing for downstream companies to utilize greater percentages of third-party verified 3TG.

—	Served as the exclusive liaison for designated SORs lacking accredited status, collaborating closely with RMI's smelter engagement teams to facilitate and advocate for their integration into third-party validation schemes such as RMAP and others.

—	Discussed matters with SORs regarding RMAP, such as understanding the dynamics of the SORs and downstream users of 3TG, SOR participation in the program, and retention of SORs in the program.

—	Engaged in collaborative partnerships with metal organizations to explore the prospective expansion of third-party audit frameworks, fostering enhanced accountability and transparency within the responsible minerals and smelting sector.

—	Advocated for expanded cross-recognition audit initiatives within the RMAP, thereby providing SORs with a broader array of audit program options compliant with both US and EU regulatory frameworks.

OECD Step 5: Report annually on supply chain due diligence

—	According to the Rule

◦	Annually filed Form SD and Exhibit 1.01 (Conflict Minerals Report),

◦	Published the 2024 Conflict Minerals Report on IBM’s Responsible Minerals website https://www.ibm.com/procurement/responsible-minerals.

6.	IBM Requirement for Suppliers to be Conflict-Free

During 2024, IBM continued its initiative to have all in-scope direct suppliers achieve a conformant supply chain as defined by its Responsible Minerals Policy. In-scope direct suppliers with CMRTs containing SORs that are not progressing toward, or have not already received conflict-free accreditation, are required to transition those SORs from products provided to IBM. The IBM Responsible Minerals team and the Global Procurement organization work with those suppliers to help them achieve this goal. Their progress is tracked and reported to IBM Global Procurement executives regularly, along with IBM’s progress toward attaining conformant status. IBM has received CMRTs from 100 percent of our in-scope suppliers.

7.	Reporting Period Determination and Findings

IBM received CMRTs from suppliers as part of the due diligence process for 245 SORs within IBM's supply chain. SORs that were active in a recognized third-party validation scheme in addition to RMAP (i.e, LBMA, RJC CoC, and/or TI-CMC) are added to the conformant category. Additionally, SORs that do not seek third-party validation but are determined to operate solely from recycled or scrap sources are also added to the conformant category – which the Rule designates as Conflict-Free. Of the 245 SORs, 94% are conformant with the balance, primarily new in the supply chain, in various stages of mitigation as outlined in OECD Step 3 in this document.

From 2016 onward, SORs that were active in a recognized third-party validation scheme in addition to RMAP (LBMA, RJC CoC, and/or TI-CMC) were added to the conformant category. In 2019 and beyond, IBM included in the conformant category SORs that do not seek third-party validation but are determined to operate solely from recycled or scrap sources – which the Rule designates as Conflict-Free.

8.	IBM’s Next Steps to Mitigate Conflict Minerals Risk

IBM expects to take the following steps to enhance its due diligence measures and to continue mitigating the risk that the 3TG contained in IBM products finance or benefit armed groups in the Covered Countries:

—	Participate in the RMI contributing to the continued development of collaborative tools and resources for companies to assess their supply chains and avoid the inclusion of non-validated 3TG in the extended supply chain.

—	Remain aware of developments in 3TG due diligence processes by participation in the RMI and apply that knowledge to IBM’s 3TG risk assessment and mitigation actions.

—	Work with RMI members and IBM in-scope suppliers to gain SOR’s commitment for their continued engagement with an RMAP assessment or another recognized validation scheme.

—	Pursue resolution in 2025 for any identified SORs in IBM’s supply chain that are not validated as conformant to one of the recognized assessment schemes.

—	Improve in-scope direct suppliers’ CMRT upstream supplier completeness; provide collaboration from IBM and other upstream suppliers to attain 100 percent upstream coverage.

—	Drive in-scope direct suppliers to provide product-specific CMRTs versus company-level CMRTs, as company-level CMRTs may include SORs not used in the supply chain for IBM products; use of product-specific CMRTs by in-scope direct suppliers enables IBM to have a more precise list of SORs used in IBM products.

—	Engage IBM Hardware Development and Global Procurement on future products to ascertain the conformant status of SORs to be used by the proposed in-scope direct suppliers. Eliminate the use of nonconformant SORs before introducing the product to the marketplace.

9.	IBM’s Support of the RMI

As outlined in the OECD Guidance, the internationally recognized standard on which IBM’s due diligence is based, IBM supports an industry initiative that audits the due diligence activities of SORs. That industry initiative is the RMI’s RMAP. The potential countries of origin found in Appendix A, and upon which IBM relied for certain statements in this Report, were obtained through RMI and other accreditation source data. IBM is an active contributor to the RMI through our participation in various working groups. IBM’s member ID is MIBM.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this Conflict Minerals Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. These statements involve a number of risks, uncertainties and other factors discussed in the company’s Form 10-Qs, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission or in materials incorporated therein by reference. Any forward-looking statement in this Conflict Minerals Report speaks only as of the date on which it is made. Except as required by law, the company assumes no obligation to update or revise any forward-looking statements.

Appendix A: Reasonable Country of Origin Inquiry List

3TG in our products may have originated from the countries listed below. The information disclosed is based on received CMRTs from our conformant suppliers, excluding 3TG from recycled or scrap sources, as well as on RMI's Reasonable Country of Origin Inquiry report dated March 20th, 2025.

While some suppliers share company-level data, this information is not limited to contribution of 3TG used only in our products. Therefore, there is no ability to confirm whether our products contain 3TG from all these sources.

Covered Countries	Outside Covered Countries
Congo, Democratic Republic of the	Albania	Hungary	Norway
Burundi	Algeria	Iceland	Pakistan
Rwanda	Australia	India	Papua New Guinea
Tanzania	Austria	Indonesia	Peru
Uganda	Azerbaijan	Ireland	Philippines
Zambia	Belarus	Israel	Poland
	Belgium	Jamaica	Portugal
	Benin	Japan	Romania
	Bolivia	Kazakhstan	Russia*
	Botswana	Kenya	San Marino
	Brazil	Korea, Republic of	Saudi Arabia
	Bulgaria	Kuwait	Serbia
	Canada	Kyrgyzstan	Sierra Leone
	Chile	Laos	Singapore
	China	Lebanon	Slovakia
	Chinese Taipei	Liberia	Slovenia
	Colombia	Liechtenstein	South Africa
	Cyprus	Lithuania	Spain
	Czech Republic	Luxembourg	Sudan
	Denmark	Macao	Suriname
	Djibouti	Madagascar	Sweden
	Ecuador	Malaysia	Switzerland
	Egypt	Mali	Tajikistan
	Estonia	Mauritania	Thailand
	Eswatini	Mexico	Togo
	Ethiopia	Mongolia	Trinidad and Tobago
	France	Morrocco	Türkiye
	French Guiana	Mozambique	Ukraine
	Georgia	Myanmar	United Arab Emirates
	Germany	Namibia	United Kingdom
	Ghana	Netherlands	United States of America
	Greece	New Zealand	Uruguay
	Guinea	Nicaragua	Uzbekistan
	Guyana	Niger	Vietnam
	Honduras	Nigeria	Zimbabwe
	Hong Kong	North Macedonia

* In 2022, IBM carried out an orderly wind-down of its business in Russia. During 2024, RMI and other accreditation source data continued identifying the Russian Federation as a country of origin for 3TG. IBM has no affirmative knowledge that minerals from this country are incorporated into finished products furnished to IBM. To the extent that minerals from this country were used, they would have been substantially transformed outside of the United States in a third country by a non-U.S. person before being incorporated into production of certain products that IBM manufactures or contracts to manufacture.